Exhibit 99.1

Merisant

33 North Dearborn

Suite 200

Chicago, Illinois 60602

312-840-6000

NEWS RELEASE

For Immediate Release

Merisant Worldwide Inc. Names Angelo Di Benedetto

Vice President of Global Operations

CHICAGO, September 16, 2008 – Merisant Worldwide, Inc., a global leader in tabletop sweeteners, and its affiliated subsidiaries announced today the appointment of Angelo Di Benedetto to vice president of global operations and a member of Merisant’s executive leadership team.

“I’m pleased to place Merisant’s global operations under Angelo’s capable oversight,” said Paul Block, chairman and chief executive officer of Merisant. “In his two decades at Merisant, Angelo has been instrumental in establishing the company’s operating functions in the Europe, Africa and Middle East and Asia Pacific regions. Angelo’s deep knowledge of the company is a valuable asset as we prepare to launch PureViaTM, an all-natural, zero-calorie sweetener with the clean, crisp taste of sugar.”

With 21 years of experience at Merisant, Di Benedetto, 44, brings extensive operational expertise to this new role. Over his career he has held numerous leadership positions at Merisant in the financial and human resource functions. Since 2004 he served as director of international finance in Switzerland, in which he oversaw finance in the Europe, Africa and Middle East and Asia Pacific regions. Di Benedetto joined Merisant, then Monsanto, in 1987 as a junior cost accountant in Australia. He earned a Bachelor of Business and Commerce degree in accounting and finance from the University of Western Sydney. He is a member of CPA Australia.

Commenting on his new position, Di Benedetto said, “I’m excited to take on this new role at this important moment in Merisant’s history as we prepare to launch PureViaTM. In addition to supporting this new product, my team will continue to seek opportunities to improve Merisant’s operating efficiency to help the company succeed in an increasingly competitive global marketplace.”

Di Benedetto succeeds Scott Bartlett, who has left the company to pursue other opportunities.

About Merisant

Merisant is a worldwide leader in the marketing of low-calorie tabletop sweeteners. In addition to Equal® and Canderel®, Merisant markets its products under 18 other brands in over 90 countries.  For more information visit www.merisant.com.

Note to editors:  Equal® and Canderel® are registered trademarks of Merisant Company. PureVia™ is a trademark of Whole Earth Sweetener Company LLC, a wholly owned subsidiary of Merisant Company.

Contact:	Katie Wood
Edelman
(312) 240-2827